EXHIBIT 10.17

TARP RESTRICTED EMPLOYEE AGREEMENT (“A” Form)

THIS AGREEMENT is made as of the _____ day of _______, 20__ (the “Effective Date”), by and between the Company (as defined below), and _______________, a resident of the State of ____________ (the “Executive”).
The Company has entered into an agreement (the “Participation Agreement”) with the United States Department of Treasury (the “Treasury”) that provides for the Company's participation in the Treasury's Troubled Asset Relief Program (“TARP”). If the Company does not participate or ceases at any time to participate in TARP, this Agreement shall be of no further force and effect.
As a condition of receiving such financial assistance, the Company is required to comply with the compensation requirements established by the TARP Guidance (as defined below) and applicable to entities receiving assistance through TARP. The requirements of this Agreement shall apply to the Executive from the first day of the TARP Covered Period (as defined below) through the earlier of the last day of the TARP Covered Period or the date the Executive ceases to be a Senior Executive Officer (as defined below) and/or Other Highly Compensated Employee (as defined below), except as otherwise contemplated by the TARP Guidance. To comply with these requirements, and in consideration of the benefits that the Executive will receive as a result of the Company's participation in TARP and for other good and valuable consideration the sufficiency of which the Executive hereby acknowledges, the parties agree as follows:

1.
No Golden Parachute Payments. The Company is prohibited from making, and the Executive shall not be entitled to receive, a Golden Parachute Payment during the TARP Covered Period if the Executive is a Senior Executive Officer or Other Highly Compensated Employee at the date the Golden Parachute Payment would otherwise be paid. For purposes of this Agreement, the date the Golden Parachute Payment would otherwise be paid is the date of the Executive's departure or the change in control event that gives rise to the payment, even if any portion of the payment would be paid after the TARP Covered Period.

2.
Recovery of Bonus and Incentive Compensation. Any bonus, retention award, or incentive compensation paid to the Executive during the TARP Covered Period is subject to recovery or “clawback” by the Company if the payments were based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate and at the time the bonus, retention award or incentive compensation was paid the Executive was a Senior Executive Officer or Other Highly Compensated Employee. The Executive agrees to return promptly any such bonus, retention award, or incentive compensation identified by the Company. If the Executive fails to properly return such bonus, retention award, or incentive compensation, the Executive hereby agrees that the amount of such bonus, retention award, or incentive compensation may be deducted from any and all other compensation owed to the Executive. The Executive acknowledges that the Company may take appropriate disciplinary action (up to, and including, termination of employment) if the Executive fails to return such bonus, retention award, or incentive compensation.

3.
Prohibition on Tax Gross-Ups. The Company is prohibited from formally or informally providing a right to a gross-up to any Senior Executive Officer or any Other Highly Compensated Employees during the TARP Covered Period. This includes, but is not limited to, a right to a gross-up that is given to the Executive during the TARP Covered Period, even if the gross-up is actually paid at a future date. A “gross-up” is any reimbursement of taxes owed with respect to any compensation (other than tax equalization agreements for employees subject to tax from a non-U.S. jurisdiction).

4.
Limitation of Bonus, Retention Award, and Incentive Compensation. The Company is prohibiting payment or accrual of any bonus, retention award, or incentive compensation during the TARP Covered Period if the Executive, at the time of such payment or accrual, is an Other Highly Compensated Employee of the Company. This prohibition does not apply to any bonus payment required to be paid pursuant to a written employment agreement between the Executive and the Company if such agreement was executed on or before February 11, 2009, and has not been materially modified after February 11, 2009.

5.
Limitation of Compensation Encouraging Risks and Manipulation. The Company is prohibited from paying or accruing compensation that includes incentives for Senior Executive Officers to take unnecessary and excessive risks that threaten the value of the Company, or maintaining any Benefit Plan that encourages manipulation of the Company's reported earnings to enhance the compensation of the Executive or any other employee of the Company. To the extent any such compensation is paid or accrued under an arrangement that is later determined to contain such incentives, the Executive waives any right to such compensation, and, if such compensation has already been delivered to the Executive, the Executive agrees to repay such amount to the Company. To the extent any Benefit Plan in which the Executive participates encourages such unnecessary and excessive risks or manipulation, the Executive hereby acknowledges that any such Benefit Plan (or portion thereof) and the obligations thereunder shall be void or, to the extent permitted by the TARP Guidance, shall be modified in a manner compliant with the TARP Guidance.

6.
Additional TARP Provisions. The Company and the Executive acknowledge that additional or modified restrictions, whether the result of legislative activity and/or rules and regulations promulgated by the Treasury, may affect the compensation practices of companies that participate in TARP. To the extent that such additional or modified restrictions impose additional limitations or requirements on the compensation or benefits that would otherwise be payable to the Executive, the Executive specifically agrees that such limitations and requirements shall apply to him and to the Benefit Plans under which such compensation or benefits are provided, and the Executive agrees to enter into any modification to this Agreement to further reflect such limitations and restrictions to the extent that the Company requests Executive do so.

7.
Compensation Program Amendments. Each of the Company's existing compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to the Executive is hereby amended to the extent necessary to give effect to Paragraphs 1 through 6. In addition, any Benefit Plans with respect to the Executive that are established or amended hereafter, but during the TARP Covered Period, shall be deemed to incorporate, and shall be interpreted to give effect to, Paragraphs 1 through 6 of this Agreement. Paragraphs 1 through 7 of this Agreement are intended to, and will be interpreted, administered and construed to, comply with the TARP Guidance (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this Agreement).

8.	Definitions and Interpretation. As used herein, the following capitalized terms shall have the following meanings:

(a)	“Company” means First Banks, Inc. and any entities treated as a single employer with it under the TARP Guidance.

(b)	“TARP Covered Period” means the period during which any obligation of the Company arising from financial assistance provided under the TARP remains outstanding; provided, however, that the TARP Covered Period shall not include any period during which the federal government only holds warrants to purchase common stock of the Company.

(c)
“TARP Guidance” means (i) EESA and any successive legislation amending or superseding EESA, (ii) all rules and regulations now or hereafter promulgated by the responsible agencies of the United States government under EESA, including without limitation the interim final rules issued by the Treasury on June 15, 2009 and adopted at 31 CFR Part 30, and (iii) to the extent not inconsistent with the provisions of (i) or (ii), any applicable restrictions in any prior securities purchase agreement with the Treasury.

(d)
“EESA” means the Emergency Economic Stabilization Act of 2008 as implemented by guidance or regulation issued by the Department of the Treasury and as published in the Federal Register on October 20, 2008, and as amended by the American Recovery and Reinvestment Act of 2009.

(e)	“Golden Parachute Payment” means a “golden parachute payment” as defined in the TARP Guidance.

(f)	“Other Highly Compensated Employee” means:

(i)	with respect to Paragraph 1 of this Agreement, the next five (5) Most Highly Compensated Employees (as defined in the TARP Guidance) of the Company after the Senior Executive Officers;

(ii)	with respect to Paragraphs 2 and 3 of this Agreement, the next twenty (20) Most Highly Compensated Employees of the Company after the Senior Executive Officers; and

(iii)	with respect to Paragraph 4 of this Agreement, the next ten (10) Most Highly Compensated Employees of the Company after the Senior Executive Officers.

(g)	“Senior Executive Officer” means the Company's “senior executive officers” as defined in the TARP Guidance.

9.
Restricted Obligations Void. Any obligations of the Company to the Executive that are prohibited or otherwise restricted by the terms of this Agreement shall be rendered null and void at the time the prohibition or restriction first becomes effective and the Executive shall have no rights with respect to such obligations thereafter, whether during or following the TARP Covered Period.

10.
Prior Agreement. This Agreement constitutes the entire and final agreement of the parties on the subject matter of this Agreement, and supersedes all prior understandings and agreements relating to the subject matter of this Agreement.

11.
Miscellaneous. To the extent not subject to federal law, this Agreement will be governed by and construed in accordance with the laws of Missouri. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile will be deemed an original signature.

The parties have executed this Agreement as of the date first set forth above.

THE COMPANY:

FIRST BANKS, INC.

By:
Title:
On behalf of all entities constituting the
Company.

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